Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of iAnthus Capital Holdings, Inc. on Form S-8 of our report dated March 29, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of iAnthus Capital Holdings, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of iAnthus Capital Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 29, 2023